EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sequenom, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-167061, 333-147146 and 333-206655) on Form S-3 and registration statements (Nos. 333-189520, 333-182911, 333-175513, 333-172302, 333-167831, 333-152230, 333-134906, 333-125456, 333-112322, 333-102769, 333-99629, 333-90778 and 333-67332) on Form S-8 of Sequenom, Inc. of our reports dated March 2, 2016, with respect to the consolidated balance sheet of Sequenom, Inc. and subsidiary as of December 31, 2015, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Sequenom, Inc.

/s/ KPMG LLP
San Diego, California
March 2, 2016